Exhibit 14.2

and Subsidiaries

CODE OF ETHICS

[Adopted by Bank of Florida Corporation at the Board Meeting held on June 20, 2007]

CODE OF ETHICS

TABLE OF CONTENTS

ARTICLE I		Introduction

ARTICLE II		Conflict of Interest
	201.	General
	202.	Administration of Code of Ethics
	203.	Fiduciary Appointment
	204.	Beneficiaries under Will or Trust
	205.	Lending Relationships
	206.	Prohibited Lending Practices

ARTICLE IIII		Employment and Participation in Outside Activities
	301.	Outside Employment
	302.	Participation in Public Affairs
	303.	Service on Outside Boards

ARTICLE IV		Improper Use of Bank Position and Property
	401.	Gifts
	402.	Other Exceptions
	403.	Charitable Donations
	404.	Preferential Treatment
	405.	Community Involvement
	406.	Improper Transactions and Payments

ARTICLE V		Antitrust Compliance
	501.	Relationships with Competitors
	502.	Tie-Ins and Executive Dealing

ARTICLE VI		Conduct of Insider Trading
	601.	Insider Trading
	602.	Sale or Purchase of Company Assets
	603.	Regulation O
	604.	Full Disclosure

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ARTICLE VII		Confidentiality Policy
	701.	Federal Privacy Provision
	702.	Code of Confidentiality
	703.	Disclosure of Deposit Account Information

ARTICLE VIII		Conduct in the Workplace
	801.	Health and Safety
	802.	Drugs and Alcohol
	803.	Diversity
	804.	Harassment in the Workplace
	805.	Employee Privacy
	806.	Use of Information Systems (Computers)
	807.	Company Assets

ARTICLE IX		Code of Ethics Signature Page Acknowledgment

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ARTICLE I

INTRODUCTION

The maintenance of high standards of honesty, integrity, and conduct is essential to the success of Bank of Florida Corporation (“BOFL)” and its Subsidiaries (collectively, the “Company”).

The Company requires that its directors, officers, employees, and other representatives avoid possible misconduct and the appearance of conflicts of interest through informed judgment and careful regard for the standards of conduct and responsibilities as set forth herein. In all instances, directors, officers and employees and other representatives are expected to conduct themselves in a manner that can be supported by management and to exercise good judgment in the discharge of their responsibilities.

It is important to note that this Code is designed to serve as a broad outline of the legal and ethical principles adopted by the Company. Because it is not a complete list of all legal or ethical issues you might face in the course of business, this Code must be used along with your common sense and good judgment. We cannot live up to a commitment to act with integrity if we, as individuals, do not speak up when we should. That is why, in addition to knowing the legal and ethical responsibilities that apply to your job, you must speak up if:

•	You are unsure about the proper course of action and need advice.

•	You believe that someone acting on behalf of the Company is doing—or may be about to do— something that violates the law or the Company’s policies.

•	You have personally engaged in misconduct.

If you are unsure as to the best course of action in a particular situation, or if you have a specific business conduct question, you have options. The most important thing is that you ask the question or raise the concern. Your supervisor is usually a good place to start with a compliance issue. You may also get help or advice from [                        ].

Any employee who, in good faith, seeks advice, raises a concern or reports misconduct is following this Code—and doing the right thing. BOFL does not permit retaliation of any kind against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

ARTICLE II

AVOIDANCE OF CONFLICT OF INTEREST

Section 201 – General. Directors, officers and employees are expected to be free of outside affiliations, activities, interests and influences which are incompatible with their service to the Company, and which might adversely affect the exercise of their judgment or of the performance of their duties in its best interest.

All directors, officers, and employees are expected to take an objective look at their actions from time to time and inquire whether or not a reasonable disinterested observer, a customer, a supplier, a shareholder, an acquaintance or a government official, would have any grounds to believe:

1.	The confidential nature of account relationships has been breached.

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2.	Fiduciary responsibilities are handled in a less than prudent manner.

3.	Business is done with the Company only on the basis of friendships, family-ties, gift receiving or giving, or to curry favor with special interest groups.

4.	The Company’s name is used as leverage by directors, officers or employees to enhance their political, investment or retail purchasing activities.

5.	The needs of the public are not considered in making business decisions.

As a practical test in determining conflicts of interest, personnel should consider that if the facts of a situation became reported and publicly known, would the Company, the individual and any outside party be without embarrassment and would there be any question of credibility.

It should be kept in mind that the appearance of a conflict or impropriety can sometimes be as damaging as the actual act. In the event a potential conflict of interest does arise involving a member of the Board of Directors, its nature and extent should be fully disclosed immediately to the Company’s Board of Directors.

Section 202 – Administration of the Code of Ethics. The Board of Directors of BOFL has adopted this Code of Ethics and delegated to the Chief Executive Officer the responsibility for its administration throughout the Company.

It is the responsibility of each director, officer and employee to be familiar with the Company’s Code of Ethics and to abide by the letter and spirit of its provisions at all times. All new employees are provided with a copy of the code at the time of their orientation. Periodically, officers and certain other personnel in administration or otherwise sensitive positions may be required to submit a statement of personal interest as continued evidence of their compliance with the Code of Ethics.

Section 203—Fiduciary Appointment. Except for a member of an officer’s or employee’s immediate family, prior approval by the Chief Executive Officer or President of the Company is required before acceptance by an officer or employee of appointment as fiduciary or co-fiduciary (executor, administrator, guardian or trustee) of customers of the Company, either with the Company or with another person, firm or corporation. Immediate family is defined as spouse, parents, children and/or siblings.

Except for previously established professional or family relationships, and to avoid the appearance of any impropriety, directors should exercise reasonable discretion in accepting appointment as a fiduciary or co-fiduciary (executor, administrator, guardian or trustee) of customers of the Company, either with the Company or with another person, firm or corporation.

Section 204—Beneficiary under a Will or Trust. Officers and employees must report any gift of a beneficial interest or legacy under wills or trusts of customers of the Company, other than a relative, at such time as the officer or employee learns of the designation. The objective of such a notification requirement is to allow for consideration of all the facts in each case to make certain there are no real conflicts of interest and that a reasonable disinterested third party could not allege a conflict of interest upon the officer or employee in receipt of the benefit.

If this reporting requirement results in a decision that a real or apparent conflict exists or could exist, the officer or employee will be expected to make every effort to be relieved of

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the expectation or benefit and will probably be required to renounce the gift should it come to the officer or employee by operation of law. If a beneficial interest or legacy becomes payable to an officer or employee by reason of death of a customer or otherwise, and the early notification procedure set forth above has not been followed, ordinarily the officer or employee will be required to renounce the gift, unless there is a showing that the officer or employee’s relationships with the settler or testator predated significantly either the officer or employee’s hiring by the Company or the initiation of business with the Company by the settler or testator.

Section 205—Lending Relationships. It is the position of the Company that lending services be available to serve the legitimate and deserving credit needs of all customers on an equal basis. Loan terms and conditions shall be based upon a borrower’s creditworthiness.

Section 206—Prohibited Lending Practices. Lending Officers are not permitted to process loan applications or to extend credit to members of their immediate family. Immediate family is defined as spouse, parents, children, and/or siblings. Any such loan application must be referred to another Lending Officer.

Extending credit to companies in which the Lending Officer has an interest as a director, officer, controlling person, or partner, or in which a member of the Lending Officer’s immediate family has such an interest, is not permitted.

ARTICLE III

EMPLOYMENT AND PARTICIPATION IN OUTSIDE ACTIVITIES

Section 301 – Outside Employment. Full-time officers and employees should carefully scrutinize outside employment, including the performing of any services for compensation, to avoid potential conflict of interest and excessive demands on one’s time.

Outside employment may be undertaken, unless objected to by the Chief Executive Officer, President, or the Board of Directors of the entity with whom the officers or employee is employed, on the grounds that such outside employment interferes with job performance or has the appearance of a conflict of interest with the Company. BOFL’s Human Resource Department should be advised of outside employment. Discretion should be used when seeking outside employment, adhering to the Code of Ethics.

Section 302 – Participation in Public Affairs. It is the philosophy of the Company to encourage on the part of its officers and employees a full awareness and interest in civic and political responsibility. Each officer and employee shall have the opportunity to support community activities or the political process, as he desires.

Voluntary efforts for civic activities normally take place outside of regular business hours. If voluntary work requires Company time, prior approval should be obtained from the Chief Executive Officer, President, or the Board of Directors.

However, due to legal prohibitions against political activity by banks and business corporations, approval will be denied for the use of normal working time in connection with activities related to a primary or general election for political office or for a political convention or caucus. In all cases, officers and employees involved in civic or political activities do so as individuals and not as representatives of the Company.

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Section 303 – Service on Outside Boards. Officers and employees must be constantly aware when considering election or appointment to corporate boards, public offices, commissions, or becoming an officer or director of a non-profit organization, that serving in such capacity will not place them in a position where a potential conflict of interest may exist. Any questions concerning the propriety of participation in such activities should be brought to the attention of the Chief Executive Officer, President, or Board of Directors of BOFL.

Unless specifically approved by the BOFL Board of Directors, no director, officer or employee shall serve on the Board of Directors of any non-bank entity which:

•	Competes with the Company;

•	Is in substantial default to the Company on any loan, contract, or other obligation; or

•	Is involved in a substantial controversy or litigation with the Company.

In like manner, no director, officer or employee shall serve as a director of any corporate/bank entity where such circumstances exist.

ARTICLE IV

IMPROPER USE OF COMPANY POSITION AND PROPERTY

Section 401 – Gifts. No director, officer or employee should give or accept any cash, gifts, special accommodations, favors or the use of property or facilities to or from anyone with whom such person is negotiating, soliciting, or being solicited for business on behalf of the Company.

Each Company director, officer and employee must adhere to all aspects of the Crime Control Act, particularly as outlined in the Bank Bribery Statute.

The Company expects staff members to render efficient and courteous service to its customers at all times without expectation of reward. To avoid even the implication of any impropriety, it is important that each staff member decline any gifts, the acceptance of which would raise even the slightest doubt of improper influence. The Office of the Comptroller of the Currency (OCC) states that: The statute is intended to prevent a payoff to bank officials as quid pro quo either to induce a particular transaction or as a “gratuity” in support of a particular transaction. Thus, where a benefit is given or received as a result of a banking transaction, the statute may be violated. It, however, is not intended to prescribe the receipt of gratuities or favors of nominal value when it is clear from the circumstances that:

a)	The customer or vendor is not trying to exert any influence over the Company official in connection with a transaction; and

b)	The gratuity or favor is, in fact unsolicited.

There are a number of instances where a Company official, without risk of corruption or breach of trust, may accept something of value from someone not doing or seeking to do business with the Company. The most common examples are the business luncheon or the holiday season gift from a customer or vendor.

•	In general, there is no threat of a violation of the statute if the acceptance is based on a family or personal relationship existing independent of business of the institution;

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•	If the benefit is available to the general public under the same conditions on which it is available to the Company official; or

•	If the benefit would be paid for by the Company as a reasonable business expense, if not paid for by another party.

Section 402. – Other Exceptions. Other exceptions to the general prohibition regarding acceptance of things of value in connection with Company business may include:

a)	Acceptance of gifts, gratuities, amenities or favors based on obvious family or personal relationships (such as those with parents, children or spouse of a Company official) when the circumstances make it clear that it is those relationships, rather than the business of the Company which are the motivating factors;

b)	Acceptance of meals, refreshments, travel arrangements or accommodations, or entertainment, all of reasonable value, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations; provided that the expense would be paid for by the Company as a reasonable business expense if not paid for by another party;

c)	Acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities of Company officials;

d)	Acceptance of advertising or promotional material of reasonable value;

e)	Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers;

f)	Acceptance of gifts of reasonable value related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, Christmas, and similar events and occasions; and

g)	Acceptance of civic, charitable, educational or religious organizational awards for recognition of service and accomplishment.

Section 403 – Charitable Donations. The Company has historically supported, and will continue to support worthwhile charities in its local markets and elsewhere as it deems appropriate. The same conflict of interest considerations contained in Article Two hereof apply to relationships between directors, officers and employees and charitable organizations. In particular, sizeable charitable donations (those in excess of $120,000) may never be made on behalf of the Company in any of the following situations:

•	To a charitable organization which is controlled by a director, officer, employee of the Company or a member of their immediate family;

•	To a charitable organization which employs a director, officer, employee or a member of their immediate family; or

•

In any situation in which a donation to a charitable organization would directly or indirectly provide a material benefit to a director, officer or employee of the Company or a member of their immediate family.

Section 404 – Preferential Treatment. No director, officer or employee of the Company shall acquire or appropriate to his own personal use any Company property, service, or profits opportunity on the basis of or under situations not available to members of the public, except for the following:

•	Board approved special employee programs/services;

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•	Purchase of property from the Company, provided the purchase price is the fair market value, and such value should be properly documented; or

•	Loans at rates and terms set forth in the Company’s current Employee Loan Policy.

Section 405 – Community Involvement. Federal and State laws prohibit or restrict participation in certain political processes by the Company, including the use of its property, equipment, supplies and facilities. It is illegal to use Company funds for the purpose of making contributions or expenditures in connection with elections to a local, state or federal office. However, the Federal Election Campaign does permit the use of Company funds and assets for limited political purposes, such as:

a)	Establishing political action committees to solicit contributions to separate political funds to be utilized for political purposes;

b)	Communicating direct political messages to shareholders; or

c)	Implementing non-partisan voter registration or “get-out-the-vote” campaigns.

Company policies regarding political contributions are not intended to discourage staff members from making personal contributions to candidates or political parties of their choice. No pressure, either direct or indirect, will be used by the Company, which infringes on an employee’s right to decide to whom political contributions will be made.

Section 406 – Improper Transactions and Payments. It is commonly recognized that there is a direct correlation between illegal and improper payments and inaccurate records. To guarantee the accuracy of the Company’s books and records, the following principles should be observed:

a)	All transactions or conduct of Company business must be properly reflected in the Company’s books;

b)	All expenditures or costs incurred on behalf of the Company must be properly documented. Such documentation shall include a receipt, statement of business purpose and identification of the individuals.

c)	No secret, unrecorded funds of Company money or other assets may be established or maintained;

d)	Any payment is prohibited if no record of its disbursement is entered in the Company’s accounting records; and

e)	Making false and fictitious entries in the books or records of the Company or issuing false or misleading documents; are prohibited and in most circumstances will constitute a criminal offense.

ARTICLE V

ANTITRUST COMPLIANCE

Section 501—Relationships with Competitors. The antitrust laws are intended to preserve and foster the American economic system of free enterprise by assuring energetic, but fair competition among business firms; and to prevent business activity that results in undue or unfair restraint or competition, the formation of monopolies, and various undesirable business practices.

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In providing its full range of financial and trust services, the Company engages in vigorous, yet fair and open competition. All of the directors, officers and employees are expected to observe the highest standards of ethical conduct in relationships with competitors. It is the Company’s policy to emphasize the quality and competence of services and staff, rather than to criticize those of competitors.

Directors, officers and employees of the Company are prohibited from entering into arrangements with competitors for the purpose of setting or controlling prices, rates, trade practices, marketing policies, or disclosing to competitors future plans of the Company which have not been disclosed to the general public.

Section 502 – Tie-Ins and Executive Dealings. Antitrust laws require that the Company may not in any manner extend credit, lease or sell property of any kind, furnish any services, or fix or vary the consideration for any of the foregoing, on the condition or requirement that:

a)	The customer obtains some additional credit, property or service other than a loan, discount, deposit or trust service;

b)	That the customer obtains any additional service from the Company;

c)	That the customer provide some additional service for the Company; or

d)	That the customer shall not obtain some service from a competitor of the Company.

Company personnel must be alert to recognize situations, transactions, and activities actually or potentially affected by antitrust laws. Recent trends indicate that day-to-day banking transactions can be expected to receive increasing attention from the government and the courts. Individuals should refer promptly any questionable matters for guidance and resolution to the CEO and Board of Directors.

ARTICLE VI

CONDUCT OF INSIDER TRADING

Section 601 – Insider Trading. All directors, officers and employees (“Insiders”) of the Company are prohibited from buying and selling BOFL securities, and advising (“tipping”) others who may buy or sell BOFL securities, when such persons are in possession of material, nonpublic information regarding BOFL. Insiders may, however, purchase or sell BOFL securities when in possession of material, nonpublic information, if such purchase or sale is made pursuant to a safe harbor SEC Rule 10b5-1 Plan executed by the Insider when not in possession of material, nonpublic information regarding BOFL.

Section 602 – Sale or Purchase of Company Assets. Decisions regarding sale or purchase of Company assets and services must be made in the best interests of the Company with no influence on insiders resulting from gifts, entertainment, or gratuities. All conduct of such business must be “at arm’s length”.

Section 603 – Regulation O. 12 CFR 215, or Federal Regulation O, defines “insiders” as directors, executive officers and principal shareholders. These people must take care that their conduct does not violate rules relating to self-dealing and personal gain. At no time are members of this group allowed to take advantage of their position in the Company for personal profit or influence over credit and other deceptions with regard to their business or personal interests.

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Please refer to those certain reporting and disclosure requirements set forth under Federal Reserve Bank Board’s Regulation O, established under Titles VIII and IX of the Financial Institutions Regulatory and Interest Rate Control Act of l978 (FIRA). Supervising officers are expected to make every reasonable effort to ensure that their staff continues to comply with the provisions of this Code of Ethics.

Section 604 – Full Disclosure. Directors, principal shareholders and executive officers must make annual disclosures to the entire Board of any actual and potential conflicts of interest and any potential conflicts of their related interests.

ARTICLE VII

CONFIDENTIALITY POLICY

Company employees are privileged to confidential customer, employee and bank information. Employees are trusted not to reveal confidential information. The Company and its employees are judged by their reputation for integrity; therefore, each employee must always observe the Company’s Code of Confidentiality, as set forth in this Article.

Employees who violate the Company’s Code of Confidentiality including, but not limited to violations outlined below, are subject to disciplinary procedures and possible dismissal.

Section 701 – Federal Privacy Provision. The Gramm-Leach-Bliley Act is a federal law providing for the privacy protection of customers of financial institutions. Under this Act, financial institutions have an ongoing obligation to protect the privacy of their customers by not disclosing nonpublic personal information pertaining to their customers without the customer’s prior knowledge or notice of the privacy/disclosure policy. In general, financial institutions must provide advance notice of their privacy/disclosure policy before information can be released. In addition, financial institutions must generally give their customers the opportunity to opt-out of the disclosure of nonpublic information. If a customer opts-out of the policy, the financial institution may not disclose nonpublic personal information about that customer.

Section 702 – Code of Confidentiality. The use of confidential information obtained through, or as a consequence of employment in the Company, must be limited to the proper conduct of the Company’s business. Neither the Company, nor any member of its staff may use or permit others to use such confidential information for the purpose of furthering a private interest or as a means of making a profit. Information about customers can be released only when authorized by the customer, court order, or a subpoena issued by a court or by the Internal Revenue Service and then the information must be accurate and within the confines of the authorizing document. Pursuant to this Article:

a)	Employees must not discuss confidential information with other employees except when necessary for business purposes;

b)	Employees must be discreet in discussing customer, employee or Bank information in the Company, where conversations may be overheard;

c)	Confidential documents must not be left unattended on desktops or customer counters;

d)	Confidential information must never be discussed with friends, relatives or any other persons outside the Company. This would betray the bank-customer relationship and may be damaging to the Company’s interest and reputation;

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e)	Confidential information about the Company, its customers or employees must not be used by any other employee for his/her own benefit or misused in any other way; and

f)	Release of unpublished, inside information regarding the Company’s condition, earnings, prospects or expansion activities is prohibited.

Confidential information is not only secret, sensitive or potentially embarrassing information, obtained as a result of employment at the Company, pertaining to customers, staff, or the Company itself, it also includes information received in connection with providing Company services. It extends to personal, customer, prospective customer, and bank-related information obtained in confidence, as well as that gathered from third parties, as a result of our function(s) as a financial institution and trust company. The Company reserves the sole and exclusive right to categorize information as “confidential” at its option and in its opinion.

As a rule of thumb, please avoid “gossip” which is in any way employment-related, both on and off Company premises.

Section 703 – Disclosure of Deposit Account Information. Effective October 1, l989, Florida Statute 655.059 imposed certain limitations on the disclosure of account information. This created concern in the banking industry regarding a bank’s liability to divulge information about a customer’s account without the customer’s expressed approval. The law also provides that disclosure may be made if a resolution is passed by a bank’s Board of Directors.

ARTICLE VIII

CONDUCT IN THE WORKPLACE

Section 801—Health and Safety. The Company strives to provide each employee with a clean, safe and healthy place to work. To achieve that goal, all employees must understand the shared responsibilities of abiding by all safety rules and practices, taking the necessary precautions to protect oneself and coworkers, and reporting immediately any unsafe conditions, practices or accidents.

Section 802 – Drugs and Alcohol. Work requires clear thinking and, often, the ability to react quickly. Being under the influence of alcohol or drugs or improperly using medication diminishes your ability to perform at your best. It is the Company’s policy to prohibit the sale, use, possession or influence of alcohol or nonprescription controlled substances, including illegal drugs, on Company property. If you observe any drug or alcohol abuse, you should report it to your supervisor or the Human Resources Department.

Section 803 – Diversity. The Company welcomes diversity in its workplace and among its customers and suppliers. The Company is committed to equal employment without regard to race, color, religion, sex, national origin, age, medical condition or disability, sexual orientation, veteran status or any other characteristic protected by law.

Section 804 – Harassment in the Workplace. We are all expected to treat others with respect and fairness. Workplace harassment is any unwelcome or unwanted attention or

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discriminatory conduct based on an individual’s race, color, religion, sex, national origin, age, medical condition or disability, sexual orientation, veteran status or any other illegal or inappropriate basis. It can also include verbal, nonverbal or physical abuse. Something that is considered harmless by one individual may be perceived as harassment by another. You are expected to conduct yourself in a manner appropriate to the workplace, to keep all work environments free of harassment, and to conduct relationships with appropriate behavior and integrity.

Section 805 –Employee Privacy. The Company respects every employee’s right to confidentiality of certain employment records, including certain health information, as well as the privacy of personal activities outside of business hours. The Company collects and maintains personal information that relates to each employee, including medical and benefit information. The Company takes special care to limit access to personal information to company personnel who need to know such information for a legitimate purpose. Employees who are responsible for maintaining personal information, and those who are provided access to such information must not disclose it inappropriately. The Company has rights of access to all company property, including computers, and all communications, e-mail and voicemail messages, records and information created in the business setting, regardless of whether the individual considers the information or communication to be private.

Section 806 –Use of Information Systems (Computers). Information systems—the hardware, software and data that is stored processed and reported—is critical to business success. Examples include your desktop or laptop computer, telephones, file servers and network, and e-mail messages. All employees must use these systems responsibly and primarily for legitimate business purposes. Company policy prohibits the use of its information systems for the purpose of:

•	Engaging in communications that might be considered illegal, offensive, defamatory, harassing, obscene, vulgar, or otherwise disruptive to normal business activity.

•	Visiting inappropriate Internet sites.

•	Improperly disseminating copyrighted or licensed materials or confidential and proprietary information.

•	Installing hardware or software without advance authorization from the Company’s Information Technology (IT) Department.

Any communications you have at work (e-mail, voicemail, etc.) are not necessarily private. Records of your communications may be made and used for a variety of reasons, and may be monitored to verify that company policies are being followed. Keep this in mind, and follow the guidelines above to ensure compliance.

Section 807 – Company Assets. The Company’s assets include its facilities, computers, inventory, trade secrets, office supplies, equipment, products, confidential information, and funds. All employees are responsible for using good judgment to ensure that these assets are not misused or wasted. Theft, carelessness and waste have a direct impact on the Company’s profitability. Also, any misuse or misappropriation of the Company’s assets may be considered criminal and can bring severe consequences.

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ARTICLE IX

CODE OF ETHICS SIGNATURE PAGE ACKNOWLEDGEMENT

I,		,
	(Name)		(Title)

Do hereby acknowledge that I have read the foregoing CODE OF ETHICS of Bank of Florida Corporation, and do agree to comply with the statements contained therein.

(Signature of Director/Officer/Employee)	Date

Witness (H.R. Officer/Corporate Secretary)

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